Exhibit 99.1

Juniper Pharmaceuticals Reports Fourth Quarter and

Full-Year 2016 Financial and Operating Results

Revenue from Core Business Increased 17% Year-over-Year

Plan to File Three INDs in the First Half of 2018 Remains on Track

Conference Call at 8:30 a.m. EST Today

BOSTON, MA – March 7, 2017 — Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (“Juniper” or the “Company”), a women’s health therapeutics company, today announced financial results for the three- and twelve-month periods ended December 31, 2016. Recent highlights include:

•	Advanced lead formulations for three intravaginal ring (“IVR”) candidates:

•	JNP-0101 (oxybutynin IVR) for overactive bladder in women,

•	JNP-0201 (estradiol + natural progesterone IVR) for symptoms of menopause, and

•	JNP-0301 (natural progesterone IVR) for the prevention of preterm birth (“PTB”) in women with a short cervical length at mid-pregnancy;

•	Pre-IND meeting with the U.S. Food and Drug Administration resulted in constructive dialogue regarding the development path for JNP-0301 for the prevention of PTB;

•	Appointed seasoned financial leader Jeffrey Young as Chief Financial Officer;

•	Monetized U.S. Crinone® (progesterone gel) royalty stream with Allergan plc (“Allergan”), providing $11 million of non-dilutive cash to Juniper;

•	Combined product and service revenue increased 17% for the year ended December 31, 2016 versus the prior year period. Total net revenues, including royalties, increased to $54.6 million in 2016, up 43% year over year;

•	Cash and equivalents of $21.0 million at December 31, 2016.

“Our core business continued to grow in 2016, with product revenues up 19% and revenues from Juniper Pharma Services, our world-class CDMO, up 27% on a local currency basis from 2015 levels,” stated Alicia Secor, Chief Executive Officer. “Cash flows from these growing businesses support focused investments in our pipeline of innovative therapeutics targeting unmet and underserved needs in women’s health.

“We have made significant technical advances in the development of our IVR candidates for overactive bladder, hormone replacement therapy for symptoms of menopause, and the prevention of preterm birth. We remain on track to evaluate these lead formulations in sheep studies later this year, and expect to continue IND-enabling activities which could potentially support three IND filings in the first half of 2018.

“We continue to focus our business development activities on identifying external product opportunities to expand our pipeline and exploring partnerships to leverage our IVR platform, consistent with our mission to establish Juniper as a leader in women’s health,” Ms. Secor concluded.

Full Year Financial Results

Total revenues increased 43% year-over-year to $54.6 million in the year ended December 31, 2016, as compared to $38.3 million in the previous year. The increase was primarily driven by higher royalties from Allergan, including the one-time royalty monetization payment from Allergan of $11 million received in the fourth quarter of 2016, coupled with higher sales of Crinone® to Merck KGaA, Darmstadt, Germany (“Merck KGaA”), and higher service revenues. Excluding royalties, combined product and service revenue increased 17% year over year.

Product revenues from Merck KGaA increased 19% to $27.2 million in 2016, compared with $22.9 million in the prior year. The $4.3 million increase primarily reflects growth of in-market demand for Crinone® in Asia and entry into Japan, where OneCrinone® 90 mg (progesterone) was launched by Merck KGaA in the third quarter of 2016.

Service revenues increased 12% to $13.1 million for the twelve months ended December 31, 2016, as compared with $11.7 million in the prior year. In local currency, revenues increased 27% year over year; however, this was dampened by the effect of the strong U.S. Dollar relative to the British Pound. The service revenue increase primarily reflects higher customer volume particularly in contract pharmaceutical development and manufacturing.

Royalties totaled $14.3 million in 2016, compared with $3.7 million in the prior year. The increase reflects the monetization of the U.S. Crinone® royalty stream as previously described, which would otherwise have expired in July 2020. Juniper will not receive royalty payments from Allergan in future periods.

Gross profit increased to $30.3 million in the year ended December 31, 2016, compared with $16.9 million in the prior year. Gross profit as a percentage of total revenues was 55% for 2016, compared to 44% in the prior year.

Total operating expenses increased to $25.0 million in 2016, up $6.3 million from $18.7 million in the prior year. The increase was primarily driven by a $3.6 million increase in general and administrative (G&A) costs largely reflecting accounting, legal and other administrative costs including those incurred in connection with the recent restatement and employee-related costs. Research and development (R&D) costs increased by $2.6 million predominantly due to the COL-1077 Phase 2b clinical trial, which was completed in August 2016.

The Company recorded net income of $6.0 million, or $0.55 per diluted share, in the twelve months ended December 31, 2016, compared with a net loss of $1.5 million, or ($0.14) per diluted share, for the twelve months ended December 31, 2015.

Fourth Quarter Financial Results

Fourth quarter total revenues were $20.9 million, a 143% increase compared with $8.6 million in the prior year quarter. The increase was primarily driven by the royalty monetization as previously described. Excluding royalties, combined product and service revenue increased by $1.8 million, or 23%, in the fourth quarter of 2016 over the prior year period.

Product revenues in the fourth quarter of 2016 increased by $2.0 million versus the prior year period, while service revenues in the fourth quarter of 2016 decreased by $0.2 million versus the prior year period. The product revenue increase reflects the continued in-market growth of demand for Crinone®, while the service revenue decrease is due to the effect of the strong dollar compared to the British pound.

Gross profit increased to $15.2 million, compared with $4.2 million in the prior year quarter. Gross profit as a percentage of total revenues was 72% for the fourth quarter of 2016, compared to 49% in the prior year quarter.

Total operating expenses were $0.7 million higher in the fourth quarter of 2016 as compared to the prior year quarter. The increase was driven by a $1.1 million increase in G&A costs largely due to costs of the restatement in the fourth quarter of 2016, partially offset by a $0.5 million decrease in R&D spending versus the prior year period.

As a result, Juniper recorded net income of $9.6 million, or $0.88 per diluted share, in the fourth quarter of 2016, compared to net loss of $1.0 million, or ($0.09) per diluted share, in the same period of 2015.

Liquidity

Cash and cash equivalents were $21.0 million as of December 31, 2016, versus $13.9 million at December 31, 2015, largely due to the monetization of the U.S. Crinone® royalty stream as previously described, offset by changes in working capital.

Financial Outlook

“From 2015 to 2016, our combined product and service revenues grew approximately 17%. We expect similar product and service revenue growth in 2017, with cash flows from these businesses continuing to support targeted investments in our pipeline,” said Jeff Young, Juniper’s Chief Financial Officer. “Operating expense will increase modestly year over year to support ongoing growth of the core business and advance our pipeline of novel therapeutics to address unmet and underserved needs in women’s health.”

Conference Call

As previously announced, Juniper’s management team will hold a conference call to discuss financial results for the fourth quarter and full year ended December 31, 2016, as follows:

Date:	Tuesday, March 7, 2017
Time:	8:30 a.m. EST
Dial-in numbers:	Toll free: (866) 374-4635 (U.S.), (855) 669-9657 (Canada), or
International: (412) 902-4218
Webcast (live & archive):	www.juniperpharma.com, under ‘Investors’ or click here

The teleconference replay will be available approximately one hour after completion through Tuesday, March 14, 2017, at (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (International). The conference ID for the replay is 10101756.

The archived webcast will be available for one year via the aforementioned URLs.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. is focused on developing therapeutics that address unmet medical needs in women’s health. The Company is advancing a pipeline of proprietary product candidates that leverage its differentiated intravaginal ring technology and when appropriate the 505(b)(2) regulatory pathway. Targeted product development investments are enabled by Juniper’s core operating business: supply of Crinone® (progesterone gel) to Merck KGaA for all ex-U.S. markets, and Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development and clinical trials manufacturing to clients. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

Crinone® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan plc in the U.S.

OneCrinone® is a registered trademark of Merck KGaA, Darmstadt, Germany.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to anticipated future financial performance; the number and timing of Investigational New Drug (“IND”) application filings and potential clinical trials for Juniper’s product candidates and the announcement of results from these trials; the potential of Juniper’s Intravaginal Ring (“IVR”) technology to improve the delivery of therapeutics to women; Juniper’s ability to leverage the 505(b)(2) pathway for product candidates; Juniper’s ability to complete business development transactions, including new product acquisitions and/or new collaborations regarding Juniper’s IVR technology; and, the expectation that the core operating business will enable targeted product development investments. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the drug development process generally, including the timely completion of prototype development and planned IND-enabling and sheep studies; risks associated with the outcomes of the prototype formulation development efforts and planned IND-enabling and sheep studies and whether they support further development of our product candidates; risks associated with the regulatory review process, including the risk that the FDA does not ultimately accept our proposed clinical program for JNP-0301; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Investor Contact

Amy Raskopf

Director, Corporate Communications, Juniper Pharmaceuticals, Inc.

(917) 673-5775 / ir@juniperpharma.com

Media Contact

Amy Covino

Tell Med Strategies

(201) 774-3111 / amy.covino@tmstrat.com

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Juniper Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
		As Restated		As Restated
Revenues
Product revenues	$6,495	$4,516	$27,211	$22,891
Service revenues	3,101	3,259	13,065	11,651
Royalties	11,334	850	14,297	3,745

Total net revenues	20,930	8,625	54,573	38,287
Cost of product revenues	3,703	2,228	15,595	13,053
Cost of service revenues	2,068	2,185	8,698	8,361

Total cost of revenues	5,771	4,413	24,293	21,414
Gross profit	15,159	4,212	30,280	16,873
Operating expenses
Sales and marketing	349	308	1,259	1,249
Research and development	1,442	1,925	9,676	7,039
General and administrative	4,251	3,102	14,066	10,458

Total operating expenses	6,042	5,335	25,001	18,746
Income (loss) from operations	9,117	(1,123)	5,279	(1,873)
Interest expense, net	(23)	(25)	(97)	(106)
Other income, net	564	166	860	488

Income (loss) before income taxes	9,658	(982)	6,042	(1,491)
Income tax provision	44	(6)	91	5
Net income (loss)	$9,614	$(976)	$5,951	$(1,496)

Diluted net income (loss) per share	$0.88	$(0.09)	$0.55	$(0.14)

Diluted weighted average shares outstanding	10,908	10,766	10,891	10,774

Basic net income (loss) per share	$0.89	$(0.09)	$0.55	$(0.14)

Basic weighted average shares outstanding	10,803	10,766	10,795	10,774

Juniper Pharmaceuticals, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except per share data)

	December 31,	December 31,
	2016	2015
		As Restated
Assets:
Cash and cash equivalents	$20,994	$13,901
Accounts receivable, net	6,573	7,538
Inventories	5,621	3,623
Prepaid expenses and other current assets	1,539	872

Total current assets	34,727	25,934

Property and equipment, net	13,366	12,850
Intangible assets, net	969	1,598
Goodwill	8,342	10,010
Other assets	167	185

Total Assets	$57,571	$50,577

Liabilities and Stockholders’ Equity:
Accounts payable	$3,893	$2,004
Accrued expenses and other	5,271	3,430
Deferred revenue	5,624	4,167
Notes payable	204	238

Total current liabilities	14,992	9,839

Deferred revenue, net of current portion	—	710
Notes payable, net of current portion	2,203	2,897
Other noncurrent liabilities	56	69

Total Liabilities	17,251	13,515
Commitments and Contingencies
Series C preferred stock	550	550
Total stockholders’ equity	39,770	36,512

Total liabilities and stockholders’ equity	$57,571	$50,577